Exhibit 99.1

Granite Reports Second Quarter 2018 Results

•	Revenue increased to $807.1 million, up 5.8 percent year-over-year
•	Company gross profit up 7.8 percent year-over-year to $80.4 million
•	Company gross profit margin of 10.0 percent, up about 20 basis points year-over-year
•	All segments deliver year-over-year margin improvement; Construction Materials segment leads the way with gross profit up 32.6 percent year-over-year
•	Company backlog[1] of $3.65 billion down 10.1 percent year-over-year; post-Q2 project wins total more than $875 million
•	Net loss of $8.4 million; adjusted[2] net income of $17.9 million, up 26.4 percent year-over-year
•	Adjusted EBITDA[3] increased to $50.9 million, up 26.5 percent year-over-year

WATSONVILLE, Calif. (August 8, 2018) - Granite Construction Incorporated (NYSE: GVA) today reported a net loss of $8.4 million for the quarter ended June 30, 2018, compared to a net income of $14.1 million in the second quarter of 2017. Loss per diluted share in the quarter was $(0.20), compared to income per diluted share of $0.35 in the prior-year period. Second quarter 2018 results include the impact of acquisition expenses of Layne Christensen Company, (“Layne”) and LiquiForce. Excluding the impact of these expenses, second quarter adjusted net income was $17.9 million, or $0.43 per diluted share, a 22.9 percent increase from $0.35 per share in 2017.

“After producing the best first-half revenue performance in our Company’s history and with adjusted EBITDA nearly tripling year-over-year through June, Granite teams remain focused on consistent execution, process improvement, and steady, strategic growth,” said Granite President and Chief Executive Officer (CEO) James H. Roberts. “Following the successful completion of two acquisitions in the second quarter, we greatly appreciate the support that our employees and shareholders provided in the execution of our strategic plan. We are quite pleased to expand Granite’s platforms for growth in this opportunistic environment.

“These strategic moves extend our reach, as we execute our strategy to diversify and grow across geographies in our core infrastructure markets, inclusive of the water, wastewater, and mining markets,” Roberts said. “State- and local-led program expansions, coupled with growing federal government investment, and continued private-sector strength are fueling the healthiest market conditions we have experienced in more than a decade. We are particularly encouraged that our core business continues to deliver on project pursuits as well as day-to-day execution. Following the close of the second quarter, we received notification of project wins that are not yet included in our backlog. These four project wins across four operating groups total more than $875 million, with these projects expected to enter our backlog in the second half of 2018 and early 2019.”

Second Quarter and Selected Year-To-Date 2018 Results

Total Company

•

Consolidated revenue increased 5.8 percent to $807.1 million in the second quarter, compared with $762.9 million in the prior-year period. On a year-to-date basis, consolidated revenue increased 11.3 percent to $1.37 billion in the first half of 2018.

•

Consolidated gross profit increased 7.8 percent to $80.4 million, compared with $74.6 million last year. On a year-to-date basis, gross profit increased 37.1 percent to $136.7 million in the first half of 2018.

•

Consolidated gross profit margin was 10.0 percent in the second quarter, compared with 9.8 percent in 2017. For the first half of 2018, profit margin was 10.0 percent compared with 8.1 percent last year.

•

Total Company backlog was $3.65 billion, down 10.1 percent year-over-year. We received notification of four project wins after the close of the second quarter. Quarter-end backlog does not include these projects, which total more than $875 million, which are expected to enter backlog in the second half of 2018 and early 2019. Construction segment backlog increased 0.5 percent year-over-year to $1.27 billion. Large Project Construction segment backlog decreased 15.0 percent from last year to $2.38 billion

•

Second quarter selling, general & administrative expenses were $61.3 million, or 7.6 percent of revenue, compared to $51.4 million, or 6.7 percent of revenue, last year. For the first half of 2018, SG&A expenses were $122.6 million, or 8.9 percent of revenue, compared to $113.2 million, or 9.2 percent of revenue, last year.

•

Our balance sheet remains strong with cash and marketable securities of $276.7 million as of June 30, 2018.  With the recent increase and extension of our credit facility to $500 million, our capital structure is well positioned to support the execution our strategic plan.

•

Second quarter adjusted EBITDA increased 26.5 percent year-over-year to $50.9 million, compared to $40.3 million in the second quarter of 2017. On a year-to-date basis, adjusted EBITDA nearly tripled to $60.2 million, compared to $20.3 million last year.

Second Quarter Segment Results

Construction

•	Construction revenue increased 0.7 percent to $432.2 million, compared with $429.3 million last year.
•	Gross profit increased 1.1 percent to $61.6 million, compared to $60.9 million last year.
•	Gross profit margin of 14.2 percent increased slightly from a year ago.
•

Solid execution drove second quarter profit performance, with business activity increasing steadily through the end of the quarter after a slow April start. Segment backlog finished at $1.27 billion, an increase of 0.5 percent year-over-year and 30.1 percent sequentially.

Large Project Construction

•	Large Project Construction revenue increased 7.7 percent to $273.9 million, compared with $254.5 million last year.
•	Gross profit increased to $1.3 million, compared to $0.5 million last year.
•	Gross profit margin was 0.5 percent, compared with 0.2 percent in 2017.
•

Revenue and profit performance was driven by an increase in ongoing, accelerated work on several under-performing, mature projects, which had an increased negative sequential impact on quarterly results as has been anticipated. The positive contribution of newer projects in our portfolio continued, but it had less positive impact on segment performance during the second quarter. Underperforming projects still represent a significant amount of expected 2018 segment revenue, which should have a declining, negative impact following the third quarter in 2018.

•

Segment backlog decreased 15.0 percent year-over-year and 8.7 percent sequentially to $2.38 billion. We continue to increase our gross profit margin, operating income, and cash flow expectations on all new work. Market opportunities remain robust, as we patiently re-shape our project portfolio, pursuing disciplined strategies in alignment with increased returns that balance project risk dynamics.

Construction Materials

•	Construction Materials revenue increased 27.5 percent to $100.9 million, compared with $79.2 million last year.
•	Gross profit of $17.5 million improved 32.6 percent from $13.2 million last year.
•	Gross profit margin improved nearly 70 basis points from last year to 17.3 percent.
•	The gross profit and margin improvement was attributable primarily to improved external demand across most markets.

Outlook and Guidance

"Today, our outlook reflects a broad opportunity set for steady funding, focused investment, and diverse growth opportunities, which are expected to drive top-line growth and solid bottom-line improvement in 2018 and beyond,” said Roberts. “Granite’s strategic growth plan is delivering results and positioning Granite stakeholders to benefit from significant, long-term economic value creation.”

The Company’s expectations for 2018, including acquisitions, are:

•	Mid- to high-teens consolidated revenue growth
•	Consolidated adjusted EBITDA margin of 7.0 percent to 8.0 percent

(1) Granite contract backlog is comprised of unearned revenue and other awards. For further information, please refer to Note 1 of “NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS” and to “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” in the Granite Construction Incorporated Form 10-Q for the quarterly period ended June 30, 2018, which is expected to be filed with the Securities and Exchange Commission on August 8, 2018.

(2)  Please refer to the description of adjusted net income and adjusted earnings per diluted share reconciliation (including acquisition-related costs and amortization of acquired tangible assets) in the attached tables.

(3)  Please refer to the description of EBITDA and adjusted EBITDA (including acquisition-related costs) in the attached tables.

Conference Call

Granite will conduct a conference call today, August 8, 2018, at 8 a.m. Pacific Time/11 a.m. Eastern Time to discuss the results of the quarter ended June 30, 2018. The Company invites investors to listen to a live audio webcast on its Investor Relations website, http://investor.graniteconstruction.com. An archive of the webcast will be available on the website approximately one hour after the call. The live call also is available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. A replay will be available after the live call through August 15, 2018, by calling 1-877-344-7529, replay access code 10122695; international callers may dial 1-412-317-0088.

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE: GVA) is a full-suite provider in the transportation, water infrastructure and mineral exploration markets. Granite, America’s Infrastructure Company, is an award-winning firm in safety, quality and environmental stewardship, and has been honored as one of the World’s Most Ethical Companies by Ethisphere Institute for nine consecutive years. Granite is listed on the New York Stock Exchange and is part of the S&P MidCap 400 Index, the MSCI KLD 400 Social Index and the Russell 2000 Index. For more information, visit www.graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made.  These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized.  Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

	June 30, 2018	December 31, 2017	June 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$195,515	$233,711	$178,068
Short-term marketable securities	20,014	67,775	47,821
Receivables, net	492,718	479,791	484,245
Contract assets	265,190	—	—
Costs and estimated earnings in excess of billings	—	103,965	99,883
Inventories	96,024	62,497	65,495
Equity in construction joint ventures	252,467	247,826	230,448
Other current assets	49,100	36,513	43,597
Total current assets	1,371,028	1,232,078	1,149,557
Property and equipment, net	595,787	407,418	414,079
Long-term marketable securities	61,191	65,015	59,990
Investments in affiliates	99,495	38,469	37,170
Goodwill	246,881	53,799	53,799
Deferred income taxes, net	25,135	—	—
Other noncurrent assets	156,808	75,199	88,550
Total assets	$2,556,325	$1,871,978	$1,803,145

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$207,982	$46,048	$14,796
Accounts payable	303,885	237,673	252,527
Contract liabilities	91,864	—	—
Billings in excess of costs and estimated earnings	—	135,146	114,180
Accrued expenses and other current liabilities	293,959	236,407	231,048
Total current liabilities	897,690	655,274	612,551
Long-term debt	280,710	178,453	227,114
Deferred income taxes, net	5,759	1,361	5,420
Other long-term liabilities	71,180	44,085	47,983
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 45,688,582 shares as of June 30, 2018, 39,871,314 shares as of December 31, 2017 and 39,837,295 shares as of June 30, 2017	457	399	398
Additional paid-in capital	516,680	160,376	155,476
Accumulated other comprehensive income	1,022	634	71
Retained earnings	737,417	783,699	715,451
Total Granite Construction Incorporated shareholders’ equity	1,255,576	945,108	871,396
Non-controlling interests	45,410	47,697	38,681
Total equity	1,300,986	992,805	910,077
Total liabilities and equity	$2,556,325	$1,871,978	$1,803,145

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue
Construction	$432,225	$429,269	$701,468	$656,118
Large Project Construction	273,946	254,463	522,360	461,496
Construction Materials	100,948	79,181	146,670	113,699
Total revenue	807,119	762,913	1,370,498	1,231,313
Cost of revenue
Construction	370,674	368,369	601,521	567,889
Large Project Construction	272,608	253,974	500,656	458,452
Construction Materials	83,468	66,000	131,669	105,276
Total cost of revenue	726,750	688,343	1,233,846	1,131,617
Gross profit	80,369	74,570	136,652	99,696
Selling, general and administrative expenses	61,316	51,388	122,568	113,225
Acquisition and integration expenses	26,287	—	34,696	—
Gain on sales of property and equipment	(1,505)	(807)	(2,048)	(1,077)
Operating (loss) income	(5,729)	23,989	(18,564)	(12,452)
Other (income) expense
Interest income	(1,173)	(1,164)	(2,694)	(2,215)
Interest expense	3,203	2,694	5,638	5,437
Equity in income of affiliates	(3,534)	(1,259)	(3,758)	(2,175)
Other income, net	(940)	(642)	(672)	(1,512)
Total other income	(2,444)	(371)	(1,486)	(465)
(Loss) income before provision for (benefit from) income taxes	(3,285)	24,360	(17,078)	(11,987)
Provision for (benefit from) income taxes	2,796	8,088	(1,335)	(4,408)
Net (loss) income	(6,081)	16,272	(15,743)	(7,579)
Amount attributable to non-controlling interests	(2,304)	(2,139)	(4,065)	(2,078)
Net (loss) income attributable to Granite Construction Incorporated	$(8,385)	$14,133	$(19,808)	$(9,657)

Net (loss) income per share attributable to common shareholders (see Note 15)
Basic	$(0.20)	$0.35	$(0.49)	$(0.24)
Diluted	$(0.20)	$0.35	$(0.49)	$(0.24)
Weighted average shares of common stock
Basic	41,044	39,827	40,074	39,738
Diluted	41,044	40,393	40,074	39,738
Dividends per common share	$0.13	$0.13	$0.26	$0.26

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

Six Months Ended June 30,	2018	2017
Operating activities
Net loss	$(15,743)	$(7,579)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	43,547	31,148
Gain on sales of property and equipment, net	(2,048)	(1,077)
Stock-based compensation	10,193	11,224
Equity in net loss from unconsolidated joint ventures	13,418	8,249
Changes in assets and liabilities:	(124,812)	(19,279)
Net cash (used in) provided by operating activities	(75,445)	22,686
Investing activities
Purchases of marketable securities	(9,952)	(49,816)
Maturities of marketable securities	60,000	70,000
Purchases of property and equipment	(36,471)	(37,518)
Proceeds from sales of property and equipment	2,704	2,585
Cash paid to purchase businesses, net of cash and restricted cash acquired	(55,030)	—
Other investing activities, net	269	23
Net cash used in investing activities	(38,480)	(14,726)
Financing activities
Proceeds from long term debt	105,250	—
Long-term debt principal repayments	(1,250)	(2,500)
Cash dividends paid	(10,389)	(10,327)
Repurchases of common stock	(6,165)	(6,568)
Distributions to non-controlling partners	(6,400)	—
Other financing activities, net	429	177
Net cash provided by (used in) financing activities	81,475	(19,218)
Net decrease in cash, cash equivalents and restricted cash	(32,450)	(11,258)
Cash and cash equivalents at beginning of period	233,711	189,326
Cash, cash equivalents and restricted cash of $5,746 at end of period	$201,261	$178,068

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

	For the three months ended June 30,			For the six months ended June 30,
	Construction	Large Project Construction	Construction Materials	Construction	Large Project Construction	Construction Materials

2018
Revenue	$432,225	$273,946	$100,948	$701,468	$522,360	$146,670
Gross profit	61,551	1,338	17,480	99,947	21,704	15,001
Gross profit as a percent of revenue	14.2%	0.5%	17.3%	14.2%	4.2%	10.2%

2017
Revenue	$429,269	$254,463	$79,181	$656,118	$461,496	$113,699
Gross profit	60,900	489	13,181	88,229	3,044	8,423
Gross profit as a percent of revenue	14.2%	0.2%	16.6%	13.4%	0.7%	7.4%

GRANITE CONSTRUCTION INCORPORATED
Unearned Revenue / Contract Backlog by Segment(1)
(Unaudited - dollars in thousands)

Unearned Revenue	June 30, 2018
Construction	$1,104,457	32.3%
Large Project Construction	2,311,883	67.7
Total	$3,416,340	100.0%

Other(2)	June 30, 2018
Construction	$168,189	71.4%
Large Project Construction	67,393	28.6
Total	$235,582	100.0%

Contract Backlog(1)	June 30, 2018		March 31, 2018		June 30, 2017
Construction	$1,272,646	34.8%	$978,288	27.3%	$1,266,504	31.2%
Large Project Construction	2,379,276	65.2	2,607,379	72.7	2,797,894	68.8
Total	$3,651,922	100.0%	$3,585,667	100.0%	$4,064,398	100.0%

(1)Contract Backlog is calculated by adding Unearned Revenue and Other Awards.

(2)Other awards include unissued task orders and unexercised contract options to the extent their issuance or exercise is probable as well as contract awards to the extent we believe contract execution and funding is probable.

Non-GAAP Financial Information

The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and consolidated EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing additional non-GAAP financial measures, including adjusted EBITDA, adjusted consolidated EBITDA margin, adjusted net income (loss) attributable to Granite Construction Incorporated and adjusted diluted earnings (loss) per share to indicate the impact of acquisition, integration and acquired intangible amortization expenses related to the acquisition of Layne Christensen Company and LiquiForce.

Management believes that these additional non-GAAP financial measures facilitate comparisons between securities analysts, institutional investors and other interested parties. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA(1, 5)
(Unaudited - dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net (loss) income attributable to Granite Construction Incorporated	$(8,385)	$14,133	$(19,808)	$(9,657)
Depreciation, depletion and amortization expense(2)	28,036	16,499	43,547	31,148
Provision for (benefit from) income taxes	2,796	8,088	(1,335)	(4,408)
Interest expense, net of interest income	2,030	1,530	2,944	3,222
EBITDA	$24,477	$40,250	$25,348	$20,305
Consolidated EBITDA Margin(3)	3.0%	5.3%	1.8%	1.6%

Acquisition and integration expenses(4)	$26,438	$—	$34,847	$—
Adjusted EBITDA(5)	$50,915	$40,250	$60,195	$20,305
Consolidated adjusted EBITDA margin	6.3%	5.3%	4.4%	1.6%

(1)We define EBITDA as GAAP net loss attributable to Granite Construction Incorporated, adjusted for interest, taxes, depreciation, depletion and amortization.

(2)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations of Granite Construction Incorporated.

(3)Represents EBITDA divided by consolidated revenue. $807,119 and $1,370,498 for three and six months ended June 30, 2018, respectively, and $762,913 and $1,231,313 for the three and six months ended June 30, 2017, respectively.

(4)Include expenses related to external transaction costs, professional fees, internal travel, and synergy costs associated with the acquisition and integration of Layne Christensen Company and LiquiForce.  Synergy costs include expenses incurred which will be eliminated as the integration of Layne and LiquiForce is completed.

(5)Adjusted EBITDA and Consolidated adjusted EBITDA margin reflect the impact of acquisition and integration expenses.

GRANITE CONSTRUCTION INCORPORATED

Adjusted Net Income (Loss) Reconciliation

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
(Loss) income before provision for (benefit from) income taxes	$(3,285)	$24,360	$(17,078)	$(11,987)
Acquisition and integration expenses(1)	26,438	—	34,847	—
Amortization expense on acquired intangible assets(2)	2,688	—	2,688	—
Adjusted income (loss) before provision for (benefit from) income taxes	$25,841	$24,360	$20,457	$(11,987)

Provision for (benefit from) income taxes	$2,796	$8,088	$(1,335)	$(4,408)
Tax effect of the acquisition, integration expenses, and acquired intangible amortization expenses (3)	2,878	—	4,875	—
Adjusted provision for (benefit from) income taxes	$5,674	$8,088	$3,540	$(4,408)

Net (loss) income attributable to Granite Construction Incorporated	$(8,385)	$14,133	$(19,808)	$(9,657)
Acquisition, integration, and acquired intangible amortization expenses, net of the tax effect	26,248	—	32,660	—
Adjusted net income (loss) attributable to Granite Construction Incorporated(4)	$17,863	$14,133	$12,852	$(9,657)

Diluted net (loss) income per share attributable to common shareholders	$(0.20)	$0.35	$(0.49)	$(0.24)
Acquisition, integration, and acquired intangible amortization expenses	0.64	—	0.82	—
Adjusted diluted net income (loss) per share attributable to common shareholders(4)	$0.43	$0.35	$0.32	$(0.24)

(1) Include expenses related to external transaction costs, professional fees, internal travel, and synergy costs associated with the acquisition and integration of Layne Christensen Company and LiquiForce.  Synergy costs include expenses incurred which will be eliminated as the integration of Layne and LiquiForce is completed.

(2)Amortization expense on acquired intangible assets related to the Layne and LiquiForce acquisitions.

(3)The tax effect of the acquisition, integration expenses, and acquired intangible amortization expenses was calculated using the Company’s estimated 2018 annual effective tax rate.

(4)Adjusted net income and diluted earnings per share reflect the impact of acquisition, integration expenses and acquired intangible amortization expenses.

Contact:

Investors

Ron Botoff, 831-728-7532

or

Media

Jacque Fourchy, 831-761-4741

Source: Granite Construction Incorporated